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                           NORD RESOURCES CORPORATION

                      1982 NORD INCENTIVE STOCK OPTION PLAN

                                 AMENDMENT NO. 2

                                  MAY 15, 1984


     The 1982 Nord Incentive Stock Option Plan is amended pursuant to Article VI thereof to add Section 6.6(e) as follows:

     (e) That the Corporation be and it hereby is authorized in its sole discretion to permit employees of the Corporation exercising options granted to them under the 1982 Nord Incentive Stock Option Plan to exercise such options by tendering for exchange other shares of the Corporation's Common Stock in payment of the option exercise price, such shares to be valued based on the market price on the date of exercise, namely, the average of the closing bid and asked price on the date of exercise.


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